Exhibit 99.1

O-I Appoints Dennis Williams to Board of Directors

Toledo, Ohio, October 18, 2005 — Owens-Illinois, Inc., (NYSE: OI) today announced that Dennis K. Williams has been appointed to serve on the Company’s Board of Directors effective Oct. 18.  He will also serve on the audit committee.

Mr. Williams currently serves as Chairman of the Board of IDEX Corporation, manufacturer of pump products, dispensing equipment and other engineered products.  Additionally, he serves on the Board of the Washington Group International, a $3 billion global engineering and construction company.

After earning his bachelor’s degree in aerospace engineering from the Georgia Institute of Technology in Atlanta, Mr. Williams began his career with General Electric Company in the Aircraft Engines business unit as a design engineer.  He went on to serve in a variety of engineering assignments until he left GE in 1973 to serve in a variety of product management roles at Varian Associates, a scientific instrument and equipment manufacturer.

In 1978, Mr. Williams returned to GE and spent the next 20 years in various assignments including president and general manager of the Aerospace business in London; chairman and chief executive officer of GE Canada, and president and CEO of GE Nuovo Pignone in Florence, Italy, as well as president and CEO of GE Power Systems Industrial Products.  In 2000, Mr. Williams left GE to serve as chairman, president and CEO of IDEX Corporation.

“With more than 25 years of experience in international and operational businesses and a deep understanding of the capital construction industry, Dennis will be a key asset to our Board,” said Steve McCracken, O-I Chairman and CEO.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2004, annual revenues were $6.2 billion.  For more information, visit http://www.o-i.com.

CONTACT:   O-I, Kelley Yoder, 419-247-1388

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